Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dipexium Pharmaceuticals, Inc. (formerly known as Dipexium Pharmaceuticals, LLC) of our report, which includes an explanatory paragraph related to Dipexium Pharmaceuticals, Inc.’s ability to continue as a going concern, dated February 5, 2014, on our audits of the  financial statements of  Dipexium Pharmaceuticals, Inc. as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 and the period from January 14, 2010 (date of inception) through December 31, 2013, and included in the Registration Statement on Form S-1 (File No. 333-193780) (As Amended).  We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey
June 11, 2014